EXHIBIT 99.1

Bitstream Inc. Reports First Quarter 2005 Results

Adoption of Pageflex technologies and strong MyFonts.com Sales Drive 24% Year-Over-Year

Quarterly Revenue Growth in Q1 2005

CAMBRIDGE, MA—(Business Wire)—May 9, 2005—Bitstream Inc. (Nasdaq: BITS) today reported that its total revenue increased $666,000 or 24% to $3,396,000 for the three months ended March 31, 2005 as compared to $2,730,000 for the three months ended March 31, 2004. The Company’s operating loss for the three months ended March 31, 2005 decreased $265,000 or 76% to $(85,000) from $(350,000) for the three months ended March 31, 2004. The Company’s net loss for the three months ended March 31, 2005 decreased $273,000 or 79% to $(72,000) from $(345,000) for the three months ended March 31, 2004. The Company’s cash and cash equivalents at March 31, 2005 totaled $4,095,000, a decrease of $310,000 as compared to $4,405,000 at December 31, 2004.

“We exceeded our goal of growing first quarter revenue by 20% allowing us to achieve our highest first quarter calendar year revenue level since the Company went public and the highest quarterly revenue of any quarter since 1997.” said Anna M. Chagnon, President and Chief Executive Officer. “The increase in revenue helped the Company decrease its net loss by 79% to $(72,000) for the quarter. We also continued to increase our investment in sales and marketing personnel and activities to drive revenue growth in future quarters while maintaining a significant level of investment in research and development activities for all of our technologies.”

FIRST QUARTER 2005 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	During the quarter ended March 31, 2005, approximately 9,500 new users downloaded and set up accounts for our ThunderHawk browser bringing the total number of ThunderHawk accounts established to date to more than 69,000 as of March 31, 2005.

•	During the first quarter of 2005, the Company licensed its font technology and fonts to approximately 40 OEM customers, including major manufacturers in the gaming software, digital television, and consumer electronics industries. These placements are a result of our focus on expanding our customer base and commercial applications for our font and font rendering technologies.

•	More than 24,000 users registered during the first quarter on the Company’s font-related Web site bringing the total registered users as of March 31, 2005 to over 245,000. More than 45% of the orders placed on the Web site during the first quarter were submitted by users who had previously made purchases.

•	The number of foundries’ making their fonts available on the Company’s www.myfonts.com Web site exceeds 210 as of March 31, 2005.The Company also announced that it had sold its 1,000,000th font from its font-related Web site on January 17, 2005.

•	On January 10, 2005, the Company announced an agreement with ICED (www.iced.net), the International Center for Entrepreneurial Development, that will bring Pageflex Storefront, with its un-matched document customization and online ordering capabilities, to leading centers among its franchise network, which includes Kwik Kopy Printing, American Wholesale Thermographers, Copy Club, The Ink Well, Franklin’s Printing, and Kwik Kopy Business Centers.

•	On January 18, 2005, the Company announced the release of Pageflex Storefront 2.0, expanding the workflow capabilities for online document customization storefronts with new features including enhanced user and group privilege definition, email notifications, automated order processing, and user-controlled download and pick-up of final output.

•	On March 7, 2005, the Company announced that Wishblade Inc. licensed font sets for use with the Wishblade™ Personal Media Cutter. Wishblade selected the fonts from Bitstream’s new typeface library of “Breaking the Norm” fonts.

•	On March 8, 2005 the Company announced a new agreement to supply its CCTV Font Set to Digeo, Inc. for use with its Moxi™ Media Center. Enabling the display of FCC-standard closed captioning, the CCTV Font set helps bring the Moxi Media Center experience to life for the more than 28 million Americans with hearing or vision impairments.

•	On March 14, 2005, the Company announced the release of ThunderHawk 2.0 Smartphone Edition, the company’s award-winning technology that provides end users and enterprise clients with a familiar, yet secure, desktop browsing experience on Windows Mobile devices.

•	On March 29, 2005, the Company announced that the Boeing business unit, Connexion by Boeing, has licensed Bitstream’s Unicode font for its mobile Internet service. The agreement will help ensure that airline passengers from around the world, who wish to access the Internet, will be able to do so using a simplified font recognition process.

•	On April 25, 2005, Creo Inc. (NASDAQ: CREO, TSX: CRE) announced the development of JDF integration between the workflow applications of six leading software vendors, including Bitstream’s Pageflex Storefront and the Creo Spire™ color server. Creo and these six companies share a common goal of delivering integrated end-to-end digital printing solutions to customers.

CONFERENCE CALL REMINDER

Today, May 9, 2005, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its first quarter 2005 results:

•	International Dial-in number: 703-639-1228

•	Domestic Dial-in number: 866-261-7280

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through May 19, 2005 (access code): 701368

•	International Replay number: 703-925-2533

•	Domestic Replay number: 888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2004.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2005	2004
Revenue:
Software license	$2,809	$2,284
Services	587	446

Total revenue	3,396	2,730

Cost of revenue:
Software license	1,005	681
Services	316	180

Total cost of revenue	1,321	861

Gross profit	2,075	1,869

Operating expenses:
Marketing and selling	669	693
Research and development	1,006	1,030
General and administrative	485	496

Total operating expenses	2,160	2,219

Operating loss	(85)	(350)

Other income, net	14	28

Loss before provision for income taxes	(71)	(322)
Provision for income taxes	1	23

Net loss	$(72)	$(345)

Basic and diluted net earnings (loss) per share	$(0.01)	$(0.04)

Basic and diluted weighted average shares outstanding	8,640	8,449

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,095	$4,405
Accounts receivable, net	1,262	962
Prepaid expenses and other current assets	210	233

Total current assets	5,567	5,600

Property and equipment, net	338	282

Other assets:
Restricted cash	250	250
Goodwill	727	727
Intangible assets	163	174

Total other assets	1,140	1,151

Total assets	$7,045	$7,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$967	$278
Accrued expenses	635	1,199
Deferred revenue	753	792

Total current liabilities	2,355	2,269

Long-term liabilities	198	200

Total liabilities	2,553	2,469

Total stockholders’ equity	4,492	4,564

Total liabilities and stockholders’ equity	$7,045	$7,033

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com